UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2024

SERVE ROBOTICS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-56237	85-3844872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Broadway Redwood City, CA	94063
(Address of Principal Executive Offices)	(Zip Code)

(818) 860-1352

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SERV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Ali Pourdad

On May 28, 2024, Ali Pourdad, a member of the Board of Directors (the “Board”) of Serve Robotics Inc. (the “Company”) informed the Company that he will not stand for re-election to the Board as a Class I Director at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Mr. Pourdad’s decision not to stand for re-election did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Pourdad will continue in his role as director and member of the Audit Committee and Nominating and Governance Committee of the Board until the expiration of his current term at the 2024 Annual Meeting.

Nomination of David Goldberg

To fill the vacancy that will result from Mr. Pourdad’s decision not to stand for re-election, the Board intends to nominate David Goldberg for election to the Board at the 2024 Annual Meeting. Mr. Goldberg will be included as a nominee for election by the stockholders in the Company’s proxy statement for the 2024 Annual Meeting. If elected, Mr. Goldberg will serve as a member and chair of the audit committee of the Board and as a member of the nominating and governance committee of the Board. Mr. Goldberg will be compensated for his service as a director, if elected, in accordance with the Company’s Director Compensation Policy, as described in the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 11, 2024. In connection with his nomination, Mr. Goldberg will enter into a standard indemnification agreement with the Company in the form previously approved by the Board.

Mr. Goldberg most recently served as a consultant to our company from September 2023 to March of 2024. Prior to that, he was the Chief Financial Officer of REE Automotive, Ltd. (Nasdaq: REE), an electric vehicle developer and manufacturer, from February 2022 to March 2023. Before joining REE Automotive, Mr. Goldberg had various roles at Magna International, including SVP – Corporate Development from January 2021 to January 2022 and VP – Finance and Corporate Development from May 2018 to December 2020. Mr. Goldberg has a degree in Business Administration from the Ivey Business School at Western University. We believe that Mr. Goldberg is qualified to serve on our board of directors due to his experience and expertise in the automotive and mobility industries.

On September 18, 2023, Serve Operating Co., a wholly-owned subsidiary of the Company, entered into a consulting agreement (the “Consulting Agreement”) with Mr. Goldberg. Pursuant to the Consulting Agreement, Mr. Goldberg was paid a one-time fee of $50,000 as well as an additional payment of $125,000 that was contingent upon the Company closing new financing during the term of the Consulting Agreement, for a total cash payment of $175,000. Additionally, in connection with the Consulting Agreement, the Company granted Mr. Goldberg a restricted stock unit award of 50,000 shares of the Company’s common stock, all of which vested on May 18, 2024. The Consulting Agreement terminated March 18, 2024.

Other than as disclosed above, there are no family relationships between any director or executive officer of the Company and Mr. Goldberg and no transactions reportable under Item 404(a) of Regulation S-K in which he has a direct or indirect material interest. Further, there are no arrangements or understandings between Mr. Goldberg and any other person pursuant to which he was nominated for election as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Serve Robotics Inc.

Dated: June 3, 2024	/s/ Ali Kashani
Ali Kashani
Chief Executive Officer and Director

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